                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))

                               SUFFOLK BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                          [SUFFOLK BANCORP LETTERHEAD]



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                            March 12, 1999

To Shareholders of Suffolk Bancorp:

Notice is hereby given that the annual meeting of shareholders of Suffolk Bancorp, a New York (the "Company"), will be held at the EAST WIND, Route 25A, Wading River, New York, on Tuesday, April 13, 1999 at 1:00 P.M. for the purpose of considering and voting upon the following matters:

1. The election of three directors to hold office for a term of three years, such terms to extend until their successors have been duly elected and qualified.

2.   The approval of the "Suffolk Bancorp 1999 Stock Option Plan".

3. The approval of the Board of Directors' selection of independent auditors for the year ending December 31, 1999.

4. Any other business which may be properly brought before the meeting or any adjournment thereof.

                                   By Order of the Board of Directors



                                   DOUGLAS IAN SHAW
                                   Corporate Secretary



PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS QUICKLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE EXERCISE OF THE PROXY AT THE MEETING BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY.

                          [SUFFOLK BANCORP LETTERHEAD]

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 13, 1999

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Suffolk Bancorp, a New York corporation ( the "Company"), of proxies to be voted at the annual meeting of shareholders to be held at 1:00 P.M. on Tuesday, April 13, 1999 at the East Wind, Route 25A, Wading River, New York. This proxy statement and the form of proxy are first being sent to shareholders on March 12, 1999. Any shareholder executing a proxy that is solicited in this statement has the power to revoke it by giving written notice to the Secretary of the Company at any time prior to the exercise of the proxy.

Proxies will be solicited by mail. They also may be solicited by directors, officers, and regular employees of the Company, as well as those of The Suffolk County National Bank (the "Bank"), which is a wholly-owned subsidiary of the Company. They may be solicited, personally, or by telephone or telegraph, but these people will receive no additional compensation for their services. Copies of proxy material will be furnished to brokerage houses, fiduciaries, and custodians to be forwarded to the beneficial owners of the Company's common stock. The Company will bear all costs of soliciting proxies.

As of March 5, 1999, there were 6,076,080 shares of common stock, $2.50 par value, of the Company outstanding. Only stockholders of record at the close of business on March 5, 1999 are entitled to notice of and to vote at the annual meeting. Each shareholder of record on that date is entitled to one vote for each share held.

                             SHAREHOLDER PROPOSALS

Shareholder proposals to be considered for inclusion in the proxy statement and considered at the annual meeting must be submitted in a timely fashion. Proposals for the 2000 annual meeting of the shareholders must be received by the Company at its principal executive offices no later than November 13, 1999. Any proposals, as well as any questions about them, should be directed to the Secretary of the Company.

ITEM 1. ELECTION OF DIRECTORS AND INFORMATION WITH RESPECT TO DIRECTORS AND OFFICERS (ITEM 1 ON PROXY CARD)

The first item to be acted upon at the meeting of shareholders is the election of three directors to hold office for three years, and until their successors shall have been duly elected and qualified.

The By-Laws of the Company provide that the total number of directors may be fixed by resolution of the Board of Directors. At present, the Board has fixed the number of directors at ten. The By-Laws further provide that the directors shall be divided into three classes, as nearly equal as possible, with terms of office of each class expiring at the end of consecutive years.

All proxies that are received by the Board of Directors conferring authority to so vote in the election of directors will be voted FOR the three nominees listed below. Directors shall be elected by a plurality of the votes cast at the meeting. All proxies received will be voted in accordance with their specific instructions. In the event any nominee declines or is unable to serve, the proxies will be voted for a successor nominee designated by the Board of Directors. Each of the three nominees has consented to being named in this proxy statement and to serve if elected, and the Board of Directors knows of no reason to believe that any nominee will decline or be unable to serve, if elected. The other seven members of the Board of Directors, who are listed on the next page, are currently expected to continue to serve on the Board until their respective terms expire.

Following is information about the nominees for directors to be elected at this annual meeting of shareholders and

            NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

                                                                                                                  Shares of
                                                                                                                  Common Stock
                              Position                                                        Served As  Present  Owned
                              and Offices          Business Experience                         Director    Term   Beneficially % of
Name                     Age  With Company        During Past 5 Years(2)                        Since     Expires at 3/5/99(3) Class
------------------------------------------------------------------------------------------------------------------------------------
NOMINEES FOR A TERM OF THREE YEARS:
Bruce Collins            68        Director                 Currently Retired, Former             1994      1999       14,650  0.24%
                                                         Superintendent of Public Works
                                                       Village of East Hampton, New York

Joseph A. Deerkoski      64        Director               President, Soe Neefus, Inc.            1987      1999       36,950   0.61%
                                                              (general insurance)

Edward J. Merz           67        Chairman              Chairman, President and Chief           1984      1999       37,697   0.62%
                                 and Director        Executive Officer, The Suffolk County
                                                       National Bank and Suffolk Bancorp
                                                   Director, Intervest Bancshares Corporation

DIRECTORS CONTINUING IN OFFICE

IIallock Luce 3rd        77       Director               Director, Lupton & Luce, Inc.           1984      2000      109,177   1.80%
                                                              (general insurance)

Raymond A. Mazgulski     75     Vice Chairman             Chairman, The Suffolk County           1984      2000       16,281   0.27%
                                and Director                     National Bank

Peter Van de Wetering    67       Director                 President, Van de Wetering            1985      2000       42,344   0.70%
                                                        Greenhouses (wholesale nursery)

John F. Hanley           52   President, Chief         Executive Vice President and Chief        1997      2000       18,251   0.30%
                              Executive Officer       Administrative Officer, The Suffolk
                                and Director                  County National Bank
                                                               & Suffolk Bancorp

Edgar F. Goodale         45       Director                    President, Riverhead               1989      2001       13,928   0.23%
                                                             Building Supply, Inc.

J. Douglas Stark         66       Director               President, Stark Mobile Homes,          1984      2001       43,178   0.71%
                                                           Inc. (manufactured housing
                                                                   community)

Howard M. Finkelstein    68       Director                Partner, Smith, Finkelstein,           1984      2001       56,911   0.94%
                                                         Lundberg, Isler, and Yakaboski
                                                         (attorneys and general counsel
                                                                 for the Bank)

------------------------------------------------------------------------------------------------------------------------------------

The directors of the Company whose terms of office continue after this annual meeting of shareholders of the Company.

(1) All of the nominees and all of the directors continuing in office are also directors of the Bank. Of the nominees and directors continuing in office, only Edward J. Merz and John F. Hanley have been executive officers of the Company in the last fiscal year.

(2) The business experience of each director during the past five years was that typical of a person engaged in the principal occupations for that period listed for each. Each of the directors has held the same or another executive position with the same employer during the past five years.

(3) Included are the following shares in which directors disclaim beneficial ownership: Joseph A. Deerkoski 8,084 shares owned by Patricia B. Deerkoski, wife; Howard M. Finkelstein 11,919 shares owned by Deonne C. Finkelstein, wife.

The primary business of the Company is the operation of The Suffolk County National Bank. The directors of the Company met fourteen times during the fiscal year ended December 31, 1998, and its Audit Committee met three times. The Board of The Suffolk County National Bank met thirteen times, and its Personnel Committee met three times in 1998. No director attended fewer than 75 percent of the meetings of the Board of the Company and its committees, or of the Bank and its committees.

The Boards of the Company and the Bank have standing Audit and Personnel Committees composed as follows:

The Audit Committee consists of Messrs. Edgar F. Goodale, Hallock Luce 3rd, and Joseph A Deerkoski. This committee reviews the internal audit controls and procedures and the financial affairs of the Company and the Bank, and reports the results to the Board. Additionally, the committee reviews the certified examination prepared by the independent auditors who also provide certain tax preparation services.

The Personnel Committee consists of Messrs. J. Douglas Stark, Hallock Luce 3rd, Joseph A. Deerkoski, and Howard M. Finkelstein. This committee reviews salaries, benefits, and employment policies of the Company and the Bank at least annually, and makes recommendations to the Board.

The Company does not have a Nominating Committee.


                                  COMPENSATION
                       Report of the Personnel Committee

The Company's Personnel Committee serves as its Compensation Committee. It consists of four Directors who are not employees as well as the President and Chief Executive Officer, John F. Hanley. Members of the Bank's management attend Committee meetings regularly to provide information about personnel policies and programs, along with their cost. Management's participation in this Committee plays an important part in the development and continuation of benefit plans, and in determining appropriate compensation. The Committee holds discussions with management in attendance to ensure that decisions affecting both return to shareholders and the Bank's operations are made diligently. The Committee was established to review, at least annually, the salaries, benefits, and employment policies of the Bank and then make recommendations to the full Board.

                              Compensation Policy

It is the Company's policy to compensate individuals at fair and competitive levels to encourage them to work to the benefit of the shareholders. It is to this end that the Company has established a program that links employees' remuneration to demonstrated and measurable performance goals. These goals are aligned with corporate philosophy and the annual business plan. The performance of an employee is reviewed individually. However, the individual's impact on overall corporate success is also weighed. Leadership, presence in community, and loyalty to the company are other factors. The Company continues to attract and maintain qualified staff. The Company, through the use of incentives, competitive salaries, and direct ownership rewards these individuals for their on-going commitment to our shareholders. Management remains diligent in its pursuit of new and innovative ways to determine compensation.

                           Components of Compensation

The Committee examines three components of compensation annually: base salary, executive incentive (bonus), and long term incentive. The Company uses base salary ranges for all employees, with the exception of the President and Executive Vice Presidents. The ranges have been determined by regional salary surveys, industry guides, and regional economic conditions. Comparisons to compensation at similar companies are made regularly. Information gained from membership in regional banking organizations also permit valuable comparisons. The Company also participates in comparison surveys conducted by independent consulting firms that provide additional information in return. The second component of executive compensation is the Executive Officer Incentive Program (Bonus). This program rewards key individuals who have contributed successfully to the Company's profitability during the business year. Over the years, differing methods have been used to determine these awards. Recent methods have included a formula based strictly on net earnings, pro-rating by base salary, and ratings matrices based on individual performance and position. The Company has investigated alternatives and retained an outside consulting firm. Long-term incentives take the form of stock options. The Committee acknowledges the value of using such incentives as they tie the executives' interest to the shareholders'. The purpose of executive compensation, in general, is to provide incentives to increase the net worth of the Company, and ultimately shareholders' wealth. It should be noted that the Company has no long-term contracts in effect for its Executive Officers other than contracts that would become effective only if a change in control of the Company occurs.


                    Compensation of Chief Executive Officer

To assess the appropriate form and amount of compensation, the Committee evaluates the performance of the Company and the C.E.O.'s individual contribution to that performance. In evaluating the Company, the Committee considers return on stockholders' equity, return on assets, the quality and quantity of assets, operating efficiency, growth in earnings and earnings-per-share, and the market price of the Company's common stock. The C.E.O.'s individual performance is evaluated on the basis of the quality or oversight and the development of strategy. The Company's operating results and market performance are compared quarterly to the commercial banking industry as a whole, all banking companies in the New York metropolitan area, all banking companies of similar size nationwide, and selected regional competitors. The C.E.O.'s compensation is compared annually to selected regional competitors operating in the state of New York. The Committee then makes an estimation in awarding base salary, cash bonus, and stock options.


                                   Conclusion

The Committee believes that the compensation awarded to the Company's senior executives is appropriate given the Company's performance and the performance of individual executives.


Submitted by:  J. Douglas Stark, Chairman of the Committee
               Hallock Luce 3rd
               Joseph A. Deerkoski
               Howard M. Finkelstein


The following table sets forth the cash compensation paid to the C.E.O. and each of the four highest paid executive officers of the Company whose salary and bonus exceeded $100,000 as accrued for the fiscal year ended December 31, 1998.



                           SUMMARY COMPENSATION TABLE

                                                          Annual Compensation               Long Term Compensation
                                                   ----------------------------------  --------------------------------
                                                                                                Awards         Payouts
                                                                                       ----------------------  -------     All
       Name                                                                            Restricted                         Other
        and                                                              Other Annual     Stock     Options/    LTIP      Compen-
Principal Position                      Year       Salary      Bonus     Compensation    Award(s)     SARs     Payouts    sation
                                                    ($)         ($)          ($)           ($)        (#)        ($)      ($)(1)
        (a)                             (b)         (c)         (d)          (e)           (f)        (g)        (h)        (i)
----------------------------------------------------------------------------------------------------------------------------------
John F. Hanley                          1998      200,000      43,013         n/a          n/a        n/a        n/a       8,272
President and                           1997      185,000      34,781         n/a          n/a        5,000      n/a       2,026
Chief Executive Officer                 1996      150,965      n/a            n/a          n/a        7,400      n/a       1,999

Victor F. Bozuboski, Jr.                1998      148,900      25,707         n/a          n/a        n/a        n/a      14,054
Executive Vice President, Treasurer     1997      146,170      25,972                      n/a        1,500      n/a       3,426
& Chief Financial Officer               1996      142,083      n/a            n/a          n/a        2,600      n/a       1,438

Thomas S. Kohlmann                      1998      129,067      22,281         n/a          n/a        n/a        n/a       6,383
Executive Vice President                1997      125,004      20,405         n/a          n/a        1,500      n/a       1,745
& Chief Lending Officer

Augustus C. Weaver                      1998      129,066      22,282         n/a          n/a        n/a        n/a       7,106
Executive Vice President &              1997      125,003      21,184         n/a          n/a        1,500      n/a       1,154
Chief Information Officer               1996      116,454      n/a            n/a          n/a        2,600      n/a         675

Robert C. Dick                          1998      103,582      15,993         n/a          n/a        n/a        n/a       5,379
Senior Vice President &
Commercial Lending Officer

  (1)Includes above-market or preferential earnings on deferred compensation, and company matching contributions to 401(K) plan.

                          STOCK OPTION AND OTHER PLANS

The Company has adopted a 1999 Stock Option Plan for its employees and employees of its subsidiaries, subject to the approval of the shareholders. The Option Plan provides for incentive stock options and non-qualified stock options. Under the Option Plan, options to purchase up to 600,000 shares of Common Stock may be issued. Options for 578,706 shares not granted under previous plans were incorporated into the 1999 plan.

No options were granted during 1998. During 1998, executive officers acquired no shares on exercise and no value was realized. At fiscal year-end 1998, there were 34,700 unexercised options or stock appreciation rights, of which 34,700 have vested and may be exercised. The aggregate value of unexercised in-the-money options or stock appreciation rights was $143,150.


                         COMPENSATION PURSUANT TO PLANS

     The Company has a defined benefit pension plan. It is the only form of contingent remuneration. It is non-contributory and is applicable to all officers and employees after one year of service and attainment of age 21. Annual Retirement Allowance is equal to 1 3/4 percent of Average Compensation times Creditable Service up to 35 years, plus 1 1/4 percent of Average Compensation times Creditable Service in excess of 35 years (up to 5 such years), less .49% of the Final Three Year Average Compensation (limited to Covered Compensation) times Creditable Service up to 35 years. "Average Compensation" is the average of compensation during the five consecutive years of employment affording the highest such average. "Covered Compensation" is the average of the Social Security taxable wage base for the 35 years ending with the year an individual attains Social Security Retirement Age. Vesting is 100% after five years of service from employment. The total pension plan expense for all officers and employees for 1998 was $180,460. In addition to the pension plan, the Company adopted a supplemental deferred compensation retirement benefit for Mr. Merz by establishing a trust which was funded by the transfer and surrender of a life insurance policy covering his life having a value of $91,811, and by three payments of $20,000 each in 1994, 1995 and 1996, which purchased a variable retirement annuity.

     The following table presents the estimated retirement benefits payable under the Plan based on selected compensation amounts and years of service after deducting Covered Compensation. Only those directors who are also executive officers of the Company participate in the Plan.


                APPROXIMATE ANNUAL RETIREMENT BENEFITS BASED ON
           AVERAGE ANNUAL EARNINGS FOR HIGHEST FIVE CONSECUTIVE YEARS

                                Years of Creditable Service
  Annual Average            ------------------------------------
  Compensation                15             25             35
  --------------            ------         ------         ------
     $ 50,000               10,837         18,062         25,287
      100,000               23,962         39,037         55,912
      150,000               37,087         61,812         86,537
      200,000               39,712         66,187         92,662
      250,000               39,712         66,187         92,662
      300,000               39,712         66,187         92,662

 The single plan maximum benefit limit under Internal Revenue Code Section 415 as of January 1, 1998, $130,000 ($126,829 under the Normal Form of Payment for a Single Participant), is reflected in the benefits. The maximum annual compensation allowed under a qualified plan, $160,000 for 1998, is also reflected in the calculations.

--------------------------------------------------------------------------------
                          YEARS OF CREDITABLE SERVICE

NAME OF OFFICER                                CAPACITIES IN WHICH SERVED                      YEARS OF CREDITABLE SERVICE
------------------------      -------------------------------------------------------------    ---------------------------
John F. Hanley                   Executive Vice President & Chief Administrative Officer                  26
Victor F. Bozuhoski, Jr.      Executive Vice President, Treasurer, & Chief Financial Officer              32
Thomas S. Kohlmann                  Executive Vice President & Chief Lending Officer                       6
Augustus C. Weaver                Executive Vice President & Chief Information Officer                    11
Robert C. Dick                     Senior Vice President & Commercial Lending Officer                     18



                   BENEFICIAL INTEREST OF EXECUTIVE OFFICERS


                                                                                               # OF SHARES***       % OF FULLY-
                                                                                                   OWNED           DILUTED SHARES
NAME                                                 POSITION HELD                              BENEFICIALLY       OUTSTANDING
------------------------      -------------------------------------------------------------    --------------      --------------
John F. Hanley                   Executive Vice President & Chief Administrative Officer       18,251                  0.30%
Victor F. Bozuhoski, Jr.      Executive Vice President, Treasurer, & Chief Financial Officer    13,224                  0.22%
Thomas S. Kohlmann                  Executive Vice President & Chief Lending Officer           10,245                  0.17%
Augustus C. Weaver                Executive Vice President & Chief Information Officer          5,885                  0.10%
Robert C. Dick                     Senior Vice President & Commercial Lending Officer           1,821                  0.03%

                                   ***includes options currently exerciseable



Directors and executive officers of the Company and the Bank who as a group total 15 own beneficially 422,677 shares of common stock or 6.96 percent of the outstanding shares of the company as of March 5, 1999.


                              EMPLOYMENT CONTRACTS

     The Company has entered into agreements with twelve employees, including Messrs. Merz, Hanley, Bozuhoski, and Weaver. These agreements provide for certain benefits in the event that the employee is terminated involuntarily within three years of a "change of control" of the Company. It also provides benefits if the employee leaves voluntarily within three years of a "change of control" if there has been a material change in the employee's salary, function, duties or responsibilities that causes the employee's position to be of less dignity, responsibility, importance, or scope than it was immediately before the "change of control." It further applies if there is a significant change in geographic location of the employee's place of employment. Under the agreements, a "change of control" occurs if (i) any individual, entity or group acquires 25 percent or more of the Company's common stock or the outstanding voting securities of the Company; (ii) the current directors of the Company and directors approved in the future by a majority of the current directors and their approved successors ("Incumbent Directors") cease to comprise a majority of the directors of the Company; (iii) the reorganization, merger or consolidation of the Company or sale or other disposition of all the Company's assets; or (iv) the shareholders of the Company approve its liquidation or dissolution. An acquisition by a corporation otherwise described in (i) above and the events described in (iii) above do not comprise a "change of control" when or if (a) the holders of 60 percent of the Company's common stock and voting securities own substantially the same proportion of common stock and voting securities of the corporation resulting from such event; (b) no person, entity, or group owns 25 percent or more of the common stock or voting securities of the resulting corporation except who did not own more than 25 percent before the event; and (c) a majority of the directors of the board of the resulting corporation are currently incumbent directors or are incumbent directors at the time of the action by the board approving the event. After an event of termination following a change in control, an employee shall be entitled to a monthly payment in the amount of his or her monthly rate of salary. Immediately before the "event of termination," plus 1/12 of all bonuses paid to the employee in the 12 preceding months. In addition, the employee shall be entitled to receive the Company's health benefits during the benefit period. The payments and benefits shall continue for up to 36 months. These payments and benefits will be reduced by the amount of salary and benefits the employee receives from other employment during the benefit period. The agreements are effective for any "change of control" taking place prior to January 1, 2000.

                            DIRECTORS' COMPENSATION

     With the exception of director fees described below, directors of the Company are not compensated in any way for their services. All directors of the Bank receive an annual fee of $18,200 for their services. All directors of the Bank, except Messrs. Hanley, Mazgulski, and Merz, also receive $1,000 for four meetings during the month of service on the Finance Committee and $650 per meeting of any other committee of which each may be a member.

     The Company maintains a Directors' Deferred Compensation Plan, under which a director may defer receipt of his fees as a director of the Bank until retirement or age 72, termination of service, or death. During the deferral period, amounts deferred earn interest at 1% less than the prime rate.

     Upon the merger of Hamptons Bancshares, Inc. into Suffolk Bancorp, the Company assumed the retirement plan for the directors of Hamptons Bancshares, Inc., which had been established in 1988, and covered ten directors who had served for at least seven consecutive years including Mr. Collins. These directors, upon attaining age 70, will receive a benefit of $833 per month payable for 120 months, and for which the Company contributes the sum of $8,000 per month.

         TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND ASSOCIATES

     Some of the nominees, directors continuing in office, and executive officers of the Company, as well as members of their immediate families and the corporations, organizations, trusts, and other entities with which they are associated, are also customers of the Bank in the ordinary course of business. They may also have taken loans from the Bank of $60,000 or more. It is anticipated that these people and their associates will continue to be customers of, and indebted to, the Bank in the future. All such loans, however, were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features. They were made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons, including interest rates and collateral. At present, none of these loans to nominees, directors, executive officers or their associates is non-performing.

     Other than normal relationships as customers or by virtue of position or ownership in the Company, none of the directors or officers of the Company or their associates now maintains, or has maintained, any significant business or personal relationship with the Company or the Bank in the past 12 months, except for the following. The law firm of Smith, Finkelstein, Lundberg, Isler & Yakaboski, of which Director Finkelstein is a partner, has been employed by the Bank as general counsel and was paid $92,511 for legal services. It is anticipated that the Bank will employ this law firm in the future. The insurance firm of Neefus Stype, Inc., in which Director Deerkoski had an equity interest, was paid $148,178 for insurance premiums on various commercial and liability policies for current and future coverage, and other fees. Management and the board of directors of the Company have determined that these amounts are fair and competitive for the services provided.

                     PRINCIPAL SHAREHOLDERS OF THE COMPANY

     To the knowledge of the Company, there are no owners of more than five percent of the Company's common stock as of March 5, 1999.

           COMPARISON OF CUMULATIVE TOTAL RETURN OF SUFFOLK BANCORP,
                     INDUSTRY INDEX AND BROAD MARKET INDEX.

     The following table compares the total return to shareholders of Suffolk Bancorp with a group of 188 national commercial banks, and the NASDAQ Composite Index, both of which Suffolk Bancorp is a part.

           ---------------------------------------------------------
           Suffolk Bancorp -- 188 National Banks -- NASDAQ Composite
           ---------------------------------------------------------


                      [SUFFOLK BANCORP PERFORMANCE GRAPH]


           Comparison of Cumulative Total Return of Suffolk Bancorp,
                        Industry Index, and Broad Market

DECEMBER 31,          1993      1994       1995       1996       1997      1998
--------------------------------------------------------------------------------
Suffolk Bancorp       100      116.44     158.82     182.66     291.72    278.66
Commercial Banks      100       98.37     156.29     219.53     326.49    352.52
NASDAQ                100      104.99     136.18     169.23     207.00    291.96



                    ASSUMES $100 INVESTED ON JANUARY 1, 1994
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1998

ITEM 2. PROPOSAL TO APPROVE THE SUFFOLK BANCORP 1999 STOCK OPTION PLAN (Item 2 on Proxy Card)

                                  Introduction

At the annual meeting, the Company's shareholders will be requested to consider and act upon a proposal to approve and adopt a stock option plan to be known as the Suffolk Bancorp 1999 Stock Option Plan (the "Option Plan").

On January 22, 1999, the Board of Directors adopted the Option Plan, subject to approval by the Company's shareholders. The Option Plan will become effective immediately upon approval by the Company's shareholders. The purpose of the Option Plan is to provide a means by which the Company can attract, retain and motivate officers and employees and to provide the Company with the ability to provide incentives more directly linked to the profitability of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE OPTION PLAN.

                                  DESCRIPTION

Set forth below is a summary of certain important features of the Option Plan, which summary is qualified in its entirety by reference to the actual plan attached as Exhibit A to this Proxy Statement:

Administration. The Option Plan will be administered by the Personnel Committee of the Board of Directors (the "Committee"). Among other things, the Committee will have the authority to select officers and employees to whom awards may be granted, to determine the type of award as well as the number of shares of the Company's common stock to be covered by each award, and to determine the terms and conditions of any such awards. The Committee also will have the authority to adopt, alter and repeal such administrative rules and regulations governing the Option Plan as it deems advisable, to interpret the terms and provisions of the Option Plan and any awards issued thereunder and to otherwise supervise the administration of the Option Plan.

Eligibility. Employees, including officers and directors who are also employees, of the Company or of a subsidiary of the Company that the Committee deems to be key employees who in the judgment of the Committee are considered important to the future of the Company or a subsidiary corporation are eligible to be granted awards under the Option Plan. No grant will be made under the Option Plan to a director who is not an officer or employee.

Plan Features. The Option Plan authorizes the issuance of up to 600,000 shares of common stock, which number includes the 578,706 shares of common stock remaining available for awards as of the date of adoption of the Option Plan under the Company's 1989 Incentive Stock Option Plan and 1989 Non-Qualified Stock Option Plan of the Corporation's common stock, pursuant to the grant of stock options, including incentive stock options ("ISOs") and nonqualified stock options, and related stock appreciation rights ("SARs"). No single participant may be granted awards pursuant to the Option Plan covering in excess of 50,000 shares of the Company's common stock during any calendar year. The shares subject to grant under the Option Plan are to be made available from authorized but unissued shares or from treasury shares as determined from time to time by the Board. Awards may be granted for such terms as the Committee may determine, except that the term of an ISO may not exceed ten years from its date of grant. Awards will not be transferable, except by will and the laws of descent and distribution. The Committee has broad authority to fix the terms and conditions of individual agreements with participants.

The Option Plan provides that in the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, spin-off or other distribution of property, or any reorganization or partial or complete liquidation of the Company, the Committee or Board may make such substitution or adjustment in the aggregate number and kind of shares reserved for issuance under the Option Plan, and the maximum limitation upon options to be granted to any participant, in the number, kind and option price of shares subject to outstanding stock options and SARs, or such other equitable adjustments as determined to be appropriate by the Committee or Board in its sole discretion. The Option Plan also provides that in the event of a change in control of the Company (as defined in the Option Plan) any options (including any related SARs) outstanding as of the date of the change in control which are not then exercisable and vested will become fully exercisable and vested.

Stock Options. The Option Plan authorizes the Committee to grant options to purchase the Company's stock at an exercise price which cannot be less than 100% of the fair market value of such stock on the date of grant. The Option Plan permits optionees, with the approval of the Committee, to pay the exercise price of options in cash, stock (valued at its fair market value on the date of exercise) or a combination thereof. The term of options shall be as determined by the Committee, but not longer than ten years from the date of grant in the case of incentive stock options. The Committee will determine when and subject to what conditions options will become exercisable. In the event of an optionee's termination of employment as a result of death (or if the optionee dies within three months of a termination due to disability), the optionee's estate may exercise the options for two years after the optionee's death. In the event the optionee terminates employment due to disability, the optionee may exercise the options within one year of such termination. In the event of termination due to retirement or involuntarily other than for cause (as defined in the Option Plan), the optionee may exercise the options within three months of such termination. Upon all other terminations of employment, the right to exercise options shall terminate on the date of termination. If an optionee's employment is terminated other than for cause during the 24-month period following a change in control, the optionee may exercise the option for the longer of the period described above for such termination of employment or one year from the date of termination. In no event may an option under the Option Plan be exercisable beyond the expiration date set forth in the option award agreement. As noted above, options may be granted either as ISOs or nonqualified options. The principal difference between ISOs and nonqualified options is their tax treatment. See "Federal Income Tax Consequences" below.

SARs. The Option Plan authorizes the Committee to grant SARs in conjunction with a stock option granted under the Option Plan. An SAR will entitle the optionee to receive shares of common stock with a fair market value at such time equal to the excess, if any, of the fair market value of a share of common stock on the date of exercise, over the option price multiplied by the number of shares as to which the optionee is exercising the SAR. Since an SAR is an alternative to an option, the option will be cancelled to the extent that the SAR is exercised and the SAR will be cancelled to the extent the option is exercised.

Amendment and Discontinuance. The Option Plan may be amended, altered or discontinued by the Board, but no amendment, alteration or discontinuation shall be made which would impair the rights of an optionee under an option (including any related SAR) theretofore granted without the optionee's consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company's shareholders to the extent such approval is required by applicable law or stock exchange rules. The Committee may amend the terms of any option, (including any related SAR) prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder's consent except such an amendment made to cause The Option Plan or option (including any related SAR) to comply with applicable law, stock exchange rules or accounting rules.

                        FEDERAL INCOME TAX CONSEQUENCES

The following discussion is intended only as a brief summary of the federal income tax rules that are generally relevant to stock options and SARs. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

Nonqualified Options and SARs. Upon the grant of a nonqualified option (with or without an SAR), the optionee will not recognize any taxable income and the Company will not be entitled to a deduction. Upon the exercise of such an option or a related SAR, the excess of the fair market value of the shares acquired on the exercise of the option over the option price (the "spread"), or the consideration paid to the optionee upon exercise of the SAR, will constitute compensation taxable to the optionee as ordinary income. The Company, in computing its federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee.

ISOs. An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum taxable income, and thereby may subject the optionee to the alternative minimum tax. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of his ISO with which to pay such tax.

Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO after the later of (a) two years from the date of grant of the ISO or (b) one year after the transfer of the shares to the optionee (the "ISO Holding Period"), the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. The Company is not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO Holding Period is satisfied. Different rules apply if the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO Holding Period.

Section 162(m). The Option Plan has been designed to take into account Internal Revenue Code ("IRC") provisions that impose limits on the ability of a public corporation to claim tax deductions for compensation paid to certain highly compensated executives. IRC Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the Chief Executive Officer and the four other most highly compensated officers of a public corporation. Certain types of compensation, including options granted with a fair-market-value exercise price, are generally excluded from this deduction limit. So that options under the Option Plan will qualify for the exclusion for performance-based compensation, the Option Plan is being submitted to shareholders for approval at the 1999 annual meeting. By approving the Option Plan, the shareholders will be approving, among other things, the eligibility requirements and limits on stock awards contained therein for purposes of IRC
Section 162(m).

                               NEW PLAN BENEFITS

It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person or group of persons under the Option Plan if the Option Plan is adopted or what benefits or amounts would have been received by or allocated to any person or group of persons for the last calendar year if the Option Plan had been in effect.

                                 VOTE REQUIRED

Approval of the Suffolk Bancorp 1999 Stock Option Plan requires the affirmative approval of the holders of a majority of the shares of common stock present in person, or represented by proxy and entitled to vote, at the annual meeting.

THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE OPTION PLAN IS IN THE BEST INTERESTS OF ALL SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED SUFFOLK BANCORP 1999 STOCK OPTION PLAN. YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

ITEM 3. APPROVAL OF INDEPENDENT AUDITORS
        (Item 3 on Proxy Card)

     The Board of Directors has selected Arthur Andersen, LLP, independent auditors, to audit the financial statement of the Company for the fiscal year ending December 31, 1999, and recommends that shareholders vote for ratification of the appointment. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of new independent auditors at any time during the year, if the Board feels that the change would be in the best interests of the Company and its shareholders. In the event shareholders vote against ratification, the Board will reconsider its selection.

     Representatives of Arthur Andersen, LLP are expected to be present at the annual meeting of the shareholders. They will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required for approval of the Board of Directors' selection of independent auditors for the year ending December 31, 1999. The Board of Directors recommends a vote FOR this proposal, which is Item 3 on the proxy card.

                            FILING OF S.E.C. REPORTS

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors, and persons who beneficially own more than 10 percent of the stock of the Company to file initial reports of ownership and reports of changes in ownership. Such persons are also required by S.E.C. regulations to furnish the Company with copies of these reports. Based solely on a review of the copies of such reports furnished to the Company, the Company believes that during 1998 its executive officers, directors and beneficial owners of more of the stock complied with all applicable filing requirements of section 16(a).

                                 OTHER MATTERS

     The Board of Directors of the Company is not aware of any other matters that may come before the meeting. However, the proxies may be voted with discretionary authority with resect to any other matters that may properly come before the meeting.

Date: March 12, 1999


                                 By Order of the Board of Directors

                                 DOUGLAS IAN SHAW
                                 Corporate Secretary

                                SUFFOLK BANCORP

         PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS - APRIL 13, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints(s) HAROLD E. BURNS, Jr. and ROBERT M. BURNS as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the matters shown on the reverse side in the manner directed, and upon any other matter which may properly come before the meeting, all the shares of common stock of Suffolk Bancorp held on record by the undersigned on March 5, 1999 at the annual meeting of shareholders to be held on April 13, 1999, or any adjournment thereof. The undersigned hereby revokes any proxy previously given.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                        PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!

                        ANNUAL MEETING OF SHAREHOLDERS
                                SUFFOLK BANCORP

                                APRIL 13, 1999


             |                                                   |
             V  Please Detach and Mail in the Envelope Provided  V

-------------------------------------------------------------------------------

                                                                          |
                                                                          |___
  A [X] Please mark your
        votes as in this
        example.

                                                                  FOR  WITHHOLD

  1. The election of three directors to hold office for a term     [ ]    [ ]
     of three years, such terms to extend until their successors have been duly elected and qualified.

  (INSTRUCTION: To withhold authority to vote for any individual nominee, write such name or names in the space provided below.)

  _______________________________________________________________


  NOMINEES:  Bruce Colins
             Joseph A. Deertroski
             Edward J. Merz
                                                           FOR AGAINST ABSTAIN

  2. The Approval of the "Suffolk Bancorp 1999 Stock       [ ]    [ ]    [ ]
     Option Plan."

  3. The Approval of the Board of Directors' selection     [ ]    [ ]    [ ]
     of independent auditors for the year ending
     December 31, 1999.

  4. Any other business which may be properly brought before the meeting or any adjournment thereof.

  PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS QUICKLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE EXERCISE OF THE PROXY AT THE MEETING BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY.


  SIGNATURE ________________________________________  DATE: ______________, 1999


  SIGNATURE ________________________________________  DATE: ______________, 1999
                  (SIGNATURE IF HELD JOINTLY)

  NOTE: (Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian or in any other representative capacity, give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)


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